Exhibit 5.1


                                                                November 7, 2001
Bentley Pharmaceuticals, Inc.
65 Lafayette Road, Third Floor
North Hampton, New Hampshire 03862

Dear Sir or Madam:

          I am Vice President and General Counsel of Bentley Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to an offering of up to 815,756 shares of common stock, par value $.02 per share (the "Common Stock"), to employees of the Company or any parent or subsidiary of the Company upon the exercise of options granted by the Company under the Company's Amended and Restated 1991 Stock Option Plan (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

          In my capacity as counsel to the Company, I have examined originals or copies, satisfactory to me, of the Company's (i) Articles of Incorporation, as amended, (ii) By-laws, as amended, and (iii) resolutions of the Company's board of directors adopting the Plan. I have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals and the conformity with the original documents of all documents submitted as copies or facsimiles. As to any facts material to such opinion, I have, to the extent that relevant facts were not independently established by me, relied on certificates of public officials and certificates of other officers or representatives of the Company. I am admitted to practice only in the state of New York. As an employee of the Company, I am eligible to be granted options under the Plan and have been granted options to purchase 150,000 share of Common Stock.

          Based upon and subject to the foregoing, I am of the opinion that the shares of the Company's Common Stock that may be issued pursuant to the exercise of options granted under the Plan, when issued pursuant to the provisions of the Plan, will be legally issued, fully paid and non-assessable.

          I hereby consent to the use of my name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K promulgated under the Act.

                                     Very truly yours,
                                     /S/ JORDAN A. HORVATH
                                     Jordan A. Horvath
                                     Vice President and General Counsel


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